February 26, 2019

Manager Directed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement of our opinion dated February 9, 2018 regarding the sale of Institutional Shares and Retail Shares of the Marmont Redwood International Equity Fund and the Marmont Redwood Emerging Markets Fund, each a series of Manager Directed Portfolios.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.